Eighth Amendment

to the

Compliance Consulting Agreement

Between

Capitol Series trust

and

Ultimus Fund Solutions, LLC

This eighth amendment (the “Amendment”) dated as of March 18, 2021, to the Compliance Consulting Agreement (“Agreement”) dated December 21, 2016, as amended, is made by and between Capitol Series Trust and Ultimus Fund Solutions, LLC (collectively, the “Parties”).

The Parties desire to amend the Agreement according to the terms and conditions set forth in this Amendment.

In consideration of the Parties agreement to amend their obligations in the existing Agreement, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to keep, perform and fulfill the promises, conditions, and agreements described below:

1.	Schedule A is hereby amended as follows:

AMENDED SCHEDULE A

to the

Compliance Consulting Agreement

between

Capitol Series Trust

and

Ultimus Fund Solutions, LLC

Dated December 21, 2016

As Amended March 18, 2021

Funds

Fuller & Thaler Behavioral Small-Cap Equity Fund

Fuller & Thaler Behavioral Small-Cap Growth Fund

Fuller & Thaler Behavioral Mid-Cap Value Fund

Fuller & Thaler Behavioral Unconstrained Equity Fund

Fuller & Thaler Behavioral Small-Mid Core Equity Fund

Fuller & Thaler Behavioral Micro-Cap Equity Fund

Reynders, McVeigh Core Equity Fund

Alta Quality Growth Fund

Guardian Fundamental Global Equity Fund

Guardian Dividend Growth Fund

Canterbury Portfolio Thermostat Fund

Preserver Alternative Opportunities Fund

The Parties hereto have executed this Amendment to the Agreement as of March 18, 2021.

CAPITOL SERIES TRUST	ULTIMUS FUND SOLUTIONS, LLC

By: /s/ Matthew J. Miller	By: /s/ David James
Matthew J. Miller	David James
Title: President	Title: Executive Vice President and Chief Legal and
Risk Officer